Exhibit 4.4




                              THE ANDERSONS, INC.

                                      AND

                THE FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A.,
                                    Trustee.


                               __________________


                        FIFTEENTH SUPPLEMENTAL INDENTURE
                          dated as of January 2, 1996
              Supplementing Indenture Dated as of October 1, 1985

                               __________________


                                   Debentures

                          Due Five Years or Ten Years

                            from Original Issue Date











     THIS FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of January 2, 1996, between The Andersons, Inc., an Ohio corporation having its principal office at 480 W. Dussel Drive, City of Maumee, Lucas County, Ohio (hereinafter called the "Corporation"), and The Fifth Third Bank of Northwestern Ohio, N.A., a national banking association organized and existing under the laws of the United States of America (hereinafter called the "Trustee");

                               W I T N E S E T H

     WHEREAS, The Andersons, an Ohio limited partnership ("Partnership") heretofore executed and delivered to the Trustee a certain indenture dated as of October 1, 1985 (hereinafter called the "Indenture"), providing for the issuance of debentures (hereinafter called the "Debentures") as therein provided; and

     WHEREAS, the Partnership heretofore executed and delivered to the Trustee a Fourteenth Supplemental Indenture dated as of January 1, 1995; and

     WHEREAS, at the time of the execution of the Fourteenth Supplemental Indenture, the Partnership had been formed and existed under a Partnership Agreement dated as of January 1, 1995; and

     WHEREAS, the Partnership dated as of January 1, 1995, is no longer in existence; and

     WHEREAS, a Certificate of Merger has been filed on January 2, 1996, wherein the Partnership and The Andersons Management Corp., an Ohio corporation, and being the Partnership's sole General Partner, merged, with the surviving entity being The Andersons Management Corp., which changed its name to The Andersons, Inc. ("Corporation"), which merger resulted in the transfer thereto of the Partnership's property and assets substantially as an entirety for purposes of Sections 801 and 8 02 of the Indenture; and

     WHEREAS, the Corporation and the Trustee may enter into supplemental indentures to the Indenture without the consent of the holders of Debentures, pursuant to Section 901(3) of the Indenture, to evidence the merger and the assumption by the Corporation of the covenants of the Partnership contained in the Indenture and the Debentures; and

     WHEREAS, giving effect to the execution of the above-referenced merger as of January 2, 1996, no Event of Default, as defined in Section 501 of the Indenture, and no event which after notice or lapse of time, or both, would become an Event of Default, has happened or is continuing; and

     WHEREAS, the Corporation has delivered to the Trustee a Corporate Certificate and an Opinion of Counsel, stating that the transfer of the Partnership's properties and assets substantially as an entirety from the Partnership, as formed under the Partnership Agreement dated as of January 1, 1995, to the Corporation, pursuant to the Certificate of Merger filed January 2, 1996, and this Fifteenth Supplemental Indenture comply with Article Eight of the Indenture and that all condition s precedent therein provided for relating to such transfer and change in interest rates have been complied with; and

     WHEREAS, the Corporation has been authorized by its Board of Directors to enter into this Fifteenth Supplemental Indenture in accordance with Section 901 of the Indenture;

     NOW, THEREFORE,

     The Corporation, hereby expressly assumes the due and punctual payment of the principal of, including each installment thereof (and premium, if any), and interest on all the Debentures and the performance of every covenant of the Indenture on the part of the Corporation to be performed or observed; and

     Pursuant to Section 802 of the Indenture, the Corporation, hereby succeeds to, and is substituted for, and may exercise every right and power of the Partnership, and all successors, under the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed as of the day and year first above written.

THE FIFTH THIRD BANK OF           THE ANDERSONS, INC., an Ohio corporation
NORTHWESTERN OHIO, N.A.

By: \s\Douglas P. Foxx            By:  \s\Richard P. Anderson
    Douglas P. Foxx                    Richard P. Anderson
    Executive Vice President           President and Chief Executive Officer


[Corporate Seal]

                                  By: \s\ Gary Smith
                                      Gary Smith
                                      Treasurer
Attest:

\s\James A. Foote
James A. Foote
Trust Operations Officer


STATE OF OHIO          )
                       )  SS:
COUNTY OF LUCAS        )

     Before me, a Notary Public, in and for said county and state, personally appeared Richard P. Anderson and Gary Smith, President and Chief Executive Officer and Treasurer, respectively, of The Andersons, Inc., an Ohio corporation, who acknowledged that, they being thereunto duly authorized, did sign the foregoing instrument in behalf of said corporation and by authority of its board of directors and that the same is the free act and deed of said officers and of said corporation.

     In Testimony Whereof, I have hereunto set my hand and official seal at Maumee, Ohio this 24th day of January, 1996.


                                              /s/ Julie Ann Dibble
                                                Julie Ann Dibble
                                                Notary Public
                                                My Commission Expires:6/20/2000

[Notarial Seal]



STATE OF OHIO          )
                       )  SS:
COUNTY OF LUCAS        )




     On the 12th day of February, 1996, before me personally came Douglas P. Foxx, Executive Vice President, and James A. Foote, Trust Operations Officer, to me known, who, being by me duly sworn, did depose and say that they are Trust Officers of THE FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A., a bank organized under the laws of the United States of America, described in and which executed the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that they signed their names hereto by like authority.


                                              \s\Karen S. Opblinger
                                              Notary Public
                                              My Commission Expires 2/16/2000
[Notarial Seal]





                             CORPORATE CERTIFICATE



     This is to certify that The Andersons, Inc., an Ohio corporation, has examined the above-mentioned Indenture, Fifteenth Supplemental Indenture, the foregoing Opinion of Counsel and all other documents and matters as it deemed necessary to express an informed opinion on compliance by the corporation with the conditions precedent provided in said Indenture and that it concurs with the aforesaid Opinion of Counsel.



                                  THE ANDERSONS, INC., an Ohio corporation

                                  By: /s/ Richard P. Anderson
                                          Richard P. Anderson
                                          President and Chief Executive Officer

                                  By: /s/ Gary Smith
                                          Gary Smith, Treasurer




                                 January 23, 1996



Mr. James A. Foote
Trust Operations Officer
The Fifth Third Bank of
  Northwestern Ohio, N.A.
606 Madison Avenue
Toledo, Ohio  43604


            RE: The Andersons, Inc. Fifteenth Supplemental Indenture Dated as of January 2, 1996


Dear Jim:

According to the terms of the Indenture dated October 1, 1985, each year, in the past, it has been necessary to transfer the property and assets of the partnership to the successor partnership formed. This year, there has been a merger of The Andersons, an Ohio limited partnership, and The Andersons Management Corp., an Ohio corporation, being the partnership's sole General Partner, with The Andersons Management Corp. as the surviving entity. The name of the Corporation was changed to The Andersons, Inc. A certified copy of the Certificate of Merger, along with the Amended Articles of Incorporation, is enclosed.

In order to accomplish transfer of the assets from the limited partnership which was formed effective January 1, 1995, to The Andersons, Inc., the following documents relative to the current debenture issue are enclosed:

        1.      Fifteenth Supplemental Indenture.

        2.      Opinion of Counsel.

        3.      Corporate Certificate.

If you have any questions regarding the above, please do not hesitate to contact me. All of this is based upon work previously accepted in connection with the Indenture dated as of October 1, 1985. Please return to me a copy of the fully-executed Fifteenth Supplemental Indenture.

Thank you for your assistance.  Best regards.

                                               Sincerely,

                                               /s/ Beverly J. McBride
                                                   Beverly J. McBride
                                                   General Counsel and
                                                   Corporate Secretary

BJM
Enclosures

cc:     Ms. Cathy Redford, Legal Analyst
        Ms. Anne Rex, Financial Accounting Manager
        Mr. Gary Smith, Corporate Treasurer





                                January 23, 1996




The Fifth Third Bank of
  Northwestern Ohio, N.A., Trustee
606 Madison Avenue
Toledo, Ohio  43604

        Re: Indenture Dated As Of October 1, 1985 and Fifteenth Supplemental Indenture Thereto Dated As Of January 2, 1996; Opinion of Counsel and Corporate Certificate

Gentlemen:

     In compliance with Section 801(3) of the above-referenced Indenture between The Andersons, Inc., an Ohio corporation, as successor to The Andersons, an Ohio limited partnership, by Certificate of Merger filed January 2, 1996, and The Fifth Third Bank of Northwestern Ohio, N.A., Trustee, please be advised that I have examined the Certificate of Merger filed January 2, 1996, the aforementioned Indenture and Supplemental Indenture thereto and all other documents and matters as I deemed necessary under the circumstances to render the within opinion, and it is my opinion that the instruments which have been or are herewith delivered to the Trustee conform to the requirements of this Indenture, and it is my opinion that the transfer of the partnership's property and assets to The Andersons, Inc. and the said Fifteenth Supplemental Indenture comply with and are authorized by Article Eight of the Indenture and that The Andersons, Inc. has complied with all conditions precedent therein provided for relating to said transfer and Fifteenth Supplemental Indenture.





                                       /s/ Beverly J. McBride
                                           Beverly J. McBride
                                           General Counsel


BJM